UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
December 15, 2015

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Texas	001-14206	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas		79901
(Address of principal executive offices)		(Zip Code)

(915) 543-5711
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of El Paso Electric Company (the “Company”) has appointed Mary E. Kipp as the Company’s Chief Executive Officer effective December 15, 2015. Ms. Kipp succeeds Mr. Thomas Shockley, who is retiring as the Company’s Chief Executive Officer but will remain on the Board. Ms. Kipp has also been appointed to the Board.

Ms. Kipp, age 48, has served as the Company’s President since September 2014. Previously she was the Company’s Senior Vice President, General Counsel and Chief Compliance Officer from June 2010 to September 2014, and Vice President - Legal and Chief Compliance Officer from December 2009 to June 2010.

The Company entered into an employment agreement with Ms. Kipp, which provides for an initial annual salary of $625,000, with an annual bonus opportunity of up to 80% of her salary, payable only if certain performance metrics, which will be established by the Board in early 2016, are met. Her annual long-term equity award will have an initial target value of $1.35 million, of which two-thirds is currently provided in the form of a performance award that depends on the Company’s relative shareholder return during 2016 - 2018 and one-third is provided in the form of restricted stock vesting over those three years. In addition, the Company agreed to provide Ms. Kipp with a retention grant in the form of a restricted stock award with a grant date value of approximately $1 million that will vest in full on December 15, 2020 only if she remains employed on such date and the Company has met certain performance goals during 2016 - 2018. She remains a party to a change in control severance agreement previously described in the Company’s most recent proxy statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL PASO ELECTRIC COMPANY
(Registrant)

By:     /s/    NATHAN T. HIRSCHI
Name:    Nathan T. Hirschi
Title:    Senior Vice President - Chief Financial Officer

Dated: December 15, 2015